Exhibit 23.1

MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS
      PCAOB REGISTERED


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registrations statement on Form SB2 of Simple Tech Inc., of our report dated July 5, 2007 on our audit of the financial statements of RM Health International Inc as of June 30, 2007, and the related statements of operations, stockholders' equity and cash flows from inception November 16, 2006 through June 30, 2007 and for the period then ended, and the reference to us under the caption "Experts."



/s/ Moore & Associates, Chartered
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Moore & Associates Chartered
Las Vegas, Nevada
August 2, 2007




               2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146
                       (702) 253-7499 Fax (702) 253-7501